Exhibit 3.1

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.380, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Kustom Entertainment, Inc. Entity or Nevada Business Identification Number (NVID): E24040872022-8
2. Restated or Amended and Restated Articles: (Domestic corporations) If restating, complete sections 1, 2, and 7. If amending and restating, complete sections 1, 2, 3, 6 and 7. You must include the Restated Articles or the Amended and Restated Articles with this filing.	Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles: The articles are being restated without any changes and include all amendments made up to the date of this certificate. The certificate must be signed by an officer of the corporation. Statutory Statement: The officer signing this certificate confirms that they are authorized to do so by a board resolution adopted on the date listed, and that this certificate accurately reflects the articles of incorporation as amended as of that date. Date the board of directors adopted the resolution to approve the restated articles: Date:
	☒ Amended and Restated Articles: The articles are being restated to include all previous amendments and the current changes.
3. Amendment Filing Type: (Select only one box) Domestic Corporation If amending, complete sections 1, 3, 6 and 7.	☐ Certificate of Amendment to Articles of Incorporation - Before Issuance of Stock (Pursuant to NRS 78.380) Statutory statement: The signers are at least two-thirds of the incorporators or two-thirds of the board of directors, and as of the date of the certificate, the corporation has not issued any voting stock.
	☒ Certificate of Amendment to Articles of Incorporation - After Issuance of Stock (Pursuant to NRS 78.385 and 78.390) ☐ Check this box if the amendment is for a name change only. • No stockholder approval is required for a name change under NRS 78.390(8). ☐ If the amendment includes other changes, confirm the following: • The proposed amendment(s) were submitted to the stockholders for approval. • Stockholders holding at least a majority of the voting power (or greater, if required by the articles or law) approved the amendment(s). • Voting Results (e.g., number of shares for/against or percentage approved):

You must include the filing fee with this form. See the instructions for more information.

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.38, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Officer's Statement: Foreign corporations only. Complete 1, 4, 6 and 7.	Name used in the home state (if different from the name used in Nevada): Jurisdiction of formation (state or country): Nevada Attach a certified copy or certificate showing that amendments were filed in the state where the corporation was formed.
5. Effective Date and Time: (Optional)	Date: Time: Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
6. Describe the Changes:	Applicable changes (select all that apply): ☐ The entity name has changed ☐ The registered agent has changed (attach Certificate of Acceptance from new registered agent) ☐ The entity's purpose has changed ☐ The initial Board of Directors/ Trustees or Stockholders from the organization have changed ☐ IRS tax language added. ☐ The organization changed the articles ☐ The organization deleted articles ☒ The authorized shares have been amended ☐ Other The organization amended the articles as follows: (provide article numbers, if available) Article XI is amended and restated as set forth on Exhibit A. (attach additional page[s] if necessary)
7. Signature: (Required)	Stanton — Print First Name Ross — Print Last Name X /s/ Stanton Ross — Signature Chief Executive Officer — Title Attach additional page(s) if additional signatures are necessary.

You must include the filing fee with this form. See the instructions for more information.

EXHIBIT A

Amended and Restated Articles

of Kustom Entertainment, Inc.

ARTICLE XI

Authorized Shares: The aggregate number of shares of capital stock that the corporation will have authority to issue is one billion and two hundred million (1,200,000,000) shares, of which one billion (1,000,000,000) shares shall be designated common stock, par value $0.001 per share (the "Common Stock") and two hundred million (200,000,000) shall be designated preferred stock, par value $0.001 per share (the "Preferred Stock"). The holders of the Common Stock shall have one (1) vote per share on each matter submitted to a vote of stockholders. Each share of Common Stock shall be entitled to the same dividend and liquidation rights. The capital stock of this corporation, after the amount of the subscription price has been paid, shall never be assessable, or assessed to pay debts of this corporation. The Preferred Stock shall be blank check preferred stock.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.